Exhibit 4.2

Execution Version

PUBLIC STORAGE OPERATING COMPANY

AS ISSUER

PUBLIC STORAGE

AS GUARANTOR

AND

COMPUTERSHARE TRUST COMPANY, N.A.

(AS SUCCESSOR TO WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee)

TRUSTEE

TWENTY-FIRST SUPPLEMENTAL INDENTURE

Dated as of October 3, 2025

€425,000,000 3.500% SENIOR NOTES DUE 2034

SUPPLEMENT TO INDENTURE

DATED AS OF SEPTEMBER 18, 2017, AS SUPPLEMENTED BY THE SIXTEENTH

SUPPLEMENTAL INDENTURE, DATED AS OF AUGUST 14, 2023, AMONG

PUBLIC STORAGE OPERATING COMPANY (AS ISSUER)

PUBLIC STORAGE (AS GUARANTOR)

AND

COMPUTERSHARE TRUST COMPANY, N.A.

(AS SUCCESSOR TO WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee)

TRUSTEE

TWENTY-FIRST SUPPLEMENTAL INDENTURE, dated as of October 3, 2025 (this “Twenty-First Supplemental Indenture”), among PUBLIC STORAGE OPERATING COMPANY, a Maryland real estate investment trust (the “Issuer”), having its principal executive office located at 701 Western Avenue, Glendale, CA 91201, PUBLIC STORAGE, a Maryland real estate investment trust (the “Guarantor”), and COMPUTERSHARE TRUST COMPANY, N.A., as successor to WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”), which supplements that certain Indenture, dated as of September 18, 2017, as supplemented by the Sixteenth Supplemental Indenture, dated as of August 14, 2023, among the Issuer, the Guarantor and the Trustee (the “Base Indenture,” and together with this Twenty-First Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Issuer’s debentures, Notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of the Issuer’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this Twenty-First Supplemental Indenture to (i) create a series of the Issuer’s debt securities, in an initial aggregate principal amount equal to €425,000,000, entitled 3.500% Senior Notes due 2034 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the consent of Holders to the execution and delivery of this Twenty-First Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Twenty-First Supplemental Indenture have been taken.

WHEREAS, Section 610 of the Base Indenture provides that any corporation succeeding to all or substantially all of the corporate trust business of the Trustee shall be the successor of the Trustee under the Indenture without the execution or filing of any paper or any further act on the part of any of the parties thereto, provided such corporation shall be otherwise qualified and eligible under Article Six of the Base Indenture.

WHEREAS, Computershare Trust Company, N.A. on November 1, 2021 purchased all or substantially all of the corporate trust business of Wells Fargo Bank, National Association, and is qualified and eligible to act as trustee under the Indenture.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Twenty-First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings with respect to this Twenty-First Supplemental Indenture and the Notes, to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjusted EBITDA” means, for any period, the Issuer’s Pro Rata Share of EBITDA for such period; provided, that, so long as Shurgard Europe is not a Subsidiary of the Issuer, “Adjusted EBITDA” shall include the amount of dividends, distributions or interest paid in cash by any such entity that is not a Subsidiary to the Issuer or any of its Subsidiaries during the applicable period.

“Business Day” means any day, other than a Saturday or Sunday, (a) which is not a day on which banking institutions in The City of New York or London are authorized or obligated by law, regulation or executive order to close and (b) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (the Target2 System) or any successor thereto, is open.

“Capitalization Rate” means 6.75%.

“Capitalized Property Value” means, with respect to any Person, (a) Property EBITDA of such Person for the four (4) consecutive fiscal quarters ended on a Reporting Date divided by (b) the Capitalization Rate.

“Clearstream” means Clearstream Banking, a société anonyme, as currently in effect or any successor securities clearing agency.

“Common Depository” means the common depository for the Depository.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed (assuming the notes matured on the Par Call Date (as defined below)), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the gross redemption yield percentage (rounded to three decimal places, with 0.0005 being rounded upwards) of the Comparable Government Bond on the third Business Day preceding the date of the notice of redemption, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Issuer in accordance with generally accepted market practice at such time.

“Debt” means, without duplication, the Issuer’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (a) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP, (b) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by the Issuer or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP, (c) reimbursement obligations in connection with any letters of credit actually issued and called, (d) any lease of property by the Issuer or any Subsidiary as lessee which is reflected in the Issuer’s balance sheet as a finance lease, in accordance with GAAP; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Issuer or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Issuer or any Subsidiary) described in clauses (a) through (d) above (or, in the case of any such obligation made jointly with another Person, the Issuer’s or Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and provided, further, that Debt excludes Intercompany Debt.

“Depository” means, with respect to the Notes, Euroclear and Clearstream, as applicable, or any successor entity thereto.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36-month period following the issuance of such certificate of occupancy (provided that the Issuer may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36-month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Issuer, any Subsidiary or any joint venture of the Issuer upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“EBITDA” means, with respect to any Person, for any period and without duplication, net earnings (loss) of such Person for such period excluding the impact of the following amounts with respect to any Person (but only to the extent included in determining net earnings (loss) for such period): (a) depreciation and amortization expense and other non-cash charges of such Person for such period; (b) interest expense of such Person for such period; (c) income tax expense of such Person in respect of such period; (d) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt, foreign currency translation gains or losses; and (e) non-controlling interests; minus (f) if during such period Shurgard Europe is not a Subsidiary of the Issuer, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“Encumbered Asset Value” means, with respect to any Person, for any date, the portion of Total Assets serving as collateral for Secured Debt as of such date.

“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“euro” or “€” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the treaty establishing the European Community, as amended.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System or any successor clearing agency.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other asset, book value (determined in accordance with GAAP).

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to the Guarantor’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, the Issuer may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by the Issuer, in the Issuer’s sole discretion, that is on or after June 30, 2017 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Indenture” means the Base Indenture as supplemented by this Twenty-First Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the Issuer, the Guarantor, any future guarantors, and any of the Guarantor’s Subsidiaries, but only so long as that Debt is held solely by any of the Issuer, the Guarantor, any future guarantors, and any of the Guarantor’s Subsidiaries as of that date and, provided that, in the case of Debt owed by the Issuer to any Subsidiary, the Debt is subordinated in right of payment to the holders of the Notes.

“Interest Expense” means, for any period, the Issuer’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (a) the effect of items classified as extraordinary items, in accordance with GAAP; (b) amortization of debt issuance costs; (c) prepayment penalties and (d) non-cash swap ineffectiveness charges.

“Make-Whole Amount” means, in connection with any optional redemption of the Notes, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed assuming that the Notes being redeemed matured on the Par Call Date (not including any portion of any payments of interest accrued to the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined above and as determined on the third Business Day preceding the date of the notice of redemption), plus 15 basis points.

“Market Exchange Rate” means the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg, or if Bloomberg has not reported such exchange rate, the rate will be determined in the Issuer’s sole discretion on the basis of the most recently available market exchange rate for euros.

“Marketable Securities” means: (a) common or preferred Equity Interests which are listed on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing indebtedness issued by Persons which have an investment grade credit rating by a nationally recognized statistical rating organization; provided that Marketable Securities shall not include any securities that are considered cash equivalents.

“Paying Agent Corporate Trust Office” means either the principal corporate trust office of the Paying Agent at which at any particular time its corporate trust business shall be administered, which office at the date of this Twenty-First Supplemental Indenture is located at Fifth Floor, 125 Old Broad Street, London EC2N 1AR, or such other address as the Paying Agent may designate from time to time by notice to the Holders of the Notes and the Issuer.

“Par Call Date” means October 20, 2033.

“Pro Rata Share” means any applicable figure or measure of the Issuer and its Subsidiaries on a consolidated basis, less any portion attributable to noncontrolling interests, plus the Issuer’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures. For the avoidance of doubt, and except as otherwise specified in this Twenty-First Supplemental Indenture, so long as Shurgard Europe is not a Subsidiary of the Issuer, the calculations of such figures or measures shall exclude the impact of any such entity that is not a Subsidiary.

“Property” means a parcel (or group of related parcels) of real property.

“Property EBITDA” means, for any period, the Issuer’s Pro Rata Share of EBITDA for such period adjusted to add back the impact of corporate level general and administrative expenses.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Sections 1.4(d) and (e) hereof, the date fixed for such redemption in accordance with the provisions of Sections 1.4(d) and (e) hereof.

“Reporting Date” means the date ending the most recently ended fiscal quarter of the Guarantor for which the Guarantor’s consolidated financial statements are publicly available, it being understood that at any time when the Guarantor is not subject to the informational requirements of the Exchange Act, the term “Reporting Date” shall be deemed to refer to the date ending the fiscal quarter covered by the Guarantor’s most recent quarterly financial statements delivered to the Trustee or, in the case of the last fiscal quarter of the year, the Guarantor’s annual financial statements delivered to the Trustee.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Issuer’s Property or other assets or the Property or other assets of any Subsidiary.

“Shurgard Europe” means Shurgard Self Storage Limited and its Subsidiaries and their respective successors and assigns.

“Subsidiary” means, for any Person, a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person and, for the purposes of this definition, “voting stock, partnership interests, or membership interests” means interests having control over the selection of directors, managers, or trustees, as the case may be, whether at all times or only so long as no senior interest has such voting power by reason of any contingency. Unless the context otherwise requires, “Subsidiary” refers to a Subsidiary of the Issuer. Notwithstanding the foregoing, none of the Persons comprising Shurgard Europe shall at any time constitute or be considered to be a Subsidiary of the Issuer for any purpose of the Indenture so long as (a) any class of Equity Interests of the applicable holding company of Shurgard Europe, is publicly traded or (b) such holding company is not a wholly-owned subsidiary of the Issuer.

“Total Assets” means, as of any date, the sum (without duplication) of: (a) the Capitalized Property Value of the Issuer and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by the Issuer or any Subsidiary during the four (4) consecutive quarters ending on such date and Development Properties; (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Issuer and its Subsidiaries at such time; (c) the Pro Rata Share of the current undepreciated book value of Development Properties and all land held for development; (d) the Pro Rata Share of the purchase price paid by the Issuer or any Subsidiary (less the Pro Rata Share of any amounts paid to the Issuer or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by the Issuer or such Subsidiary during the four (4) consecutive quarters ending on such date; (e) the contractual purchase price of Properties of the Issuer and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and (f) the Fair Market Value of all Marketable Securities owned by the Issuer or any of its Subsidiaries, plus all other assets of the Issuer and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), excluding Equity Interests in Shurgard Europe if such interests are not Marketable Securities. The Issuer shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (c) or (d) above; provided, however, that if such election is made, any value attributable to such Properties under clause (c) or (d) above shall be excluded from the determination of the amount under clause (c) or (d).

“Unencumbered Assets” means, as of any date, Total Assets as of such date less Encumbered Asset Value as of such date.

“United States Alien” means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a nonresident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

“Unsecured Debt” means Debt that is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Issuer’s Property or other assets or the Property or other assets of any Subsidiary.

“U.S. dollars” and “$” means the currency of the United States of America.

Section 1.2 Creation of the Notes. In accordance with Section 301 of the Base Indenture, the Issuer hereby creates the Notes as a separate series of its senior debt securities, entitled “3.500% Senior Notes due 2034”, issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to €425,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3 Form of the Notes.

(a) The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”). The Common Depository for the Global Notes will be U.S. Bank Europe DAC or another Person designated as Common Depository for the Depository by Euroclear and Clearstream. So long as a Common Depository, or its nominee, is the registered owner of the Global Note, such Common Depository or such nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

(b) With respect to the Notes, the fourth paragraph of Section 305 of the Base Indenture is hereby amended and restated to read as follows:

“Notwithstanding the foregoing, except as otherwise provided in or pursuant to the Indenture, the Global Notes shall be exchangeable for definitive certificated Notes of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof only if: (i) the Depository notifies the Issuer that it is unwilling or unable or no longer qualified to continue as a Depository for such Global Notes and the Issuer fails to appoint a successor Depository for such Global Notes within 90 after this notice, (ii) the Issuer, in its sole option, notifies the Trustee in writing that the Issuer elects to cause the issuance of certificated Notes in definitive form or (iii) there has occurred and is continuing an Event of Default with respect to the Notes.”

(c) All transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose by the Transfer Agent. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

Section 1.4 Terms and Provisions of the Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Twenty-First Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable in registered form without coupons in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof. Each Note shall be dated the date of its authentication and the Notes shall be substantially in the form of Exhibit A attached hereto.

(b) Payment of Principal and Interest.

(1) The Notes shall mature, and the unpaid principal thereon, shall be payable, on January 20, 2034, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 3.500%. Interest on the Notes will be payable annually in arrears on each January 20, commencing on January 20, 2026 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding each Interest Payment Date. Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or October 3, 2025 if no interest has been paid on the Notes), to but not including the next scheduled Interest Payment Date (such payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association). Interest on the Notes shall accrue from October 3, 2025.

(2) All payments of principal, Make-Whole Amount, if any, and interest in respect of the Notes, including payments made upon any redemption of the notes, and Additional Amounts, if any, shall be made in euros. Notwithstanding the first sentence of this clause (2), if the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond the Issuer’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Issuer or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the Market Exchange Rate. Any payment in respect of the Notes so made in U.S. dollars shall not constitute an Event of Default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

(3) All payments of principal, Make-Whole Amount, if any, and interest in respect of Global Notes, including payments made upon any redemption of Notes, and Additional Amounts, if any, shall be made by the Issuer in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. All payments of principal, Make-Whole Amount, if any, and interest in respect of Notes in certificated form, including payments made upon any redemption of Notes, and Additional Amounts, if any, may be executed at the office or agency maintained for such purpose in London (initially the Paying Agent Corporate Trust Office) or, at the Issuer’s option, by check mailed to the Holders thereof at the respective addresses set forth in the Security Register, provided that all payments of principal, Make-Whole Amount, if any, and interest in respect of Notes in certificated form, including payments made upon any redemption of Notes, and Additional Amounts, if any, for which the Holders thereof have given wire transfer instructions at least ten calendar days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

(4) In any case where any Interest Payment Date, Stated Maturity or Maturity of, or any other day on which a payment is due with respect to, any Notes shall be a day which is not a Business Day, then payment need not be made on such day, but such payment shall be made on the next succeeding day that is a relevant Business Day with the same force and effect as if made on the Interest Payment Date, at the Stated Maturity or Maturity or on any such other payment date, as the case may be, and no interest shall accrue or be payable on the payment so deferred on such succeeding Business Day for the period from and after such Interest Payment Date, Stated Maturity, Maturity or other payment date, as the case may be, to such succeeding Business Day.

(c) Sinking Fund. There shall be no sinking fund provided for the Notes.

(d) Redemption at the Option of the Issuer.

(1) Prior to the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(x) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed assuming that the Notes being redeemed matured on the Par Call Date (not including any portion of any payments of interest accrued to the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 15 basis points; and

(y) 100% of the principal amount of the Notes to be redeemed,

plus, in each case, accrued and unpaid interest on such Notes to, but not including, the Redemption Date.

(2) On or after the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(3) Notwithstanding the foregoing, if the Redemption Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Regular Record Date (instead of the Holder surrendering its Notes for redemption). The Issuer shall not redeem the Notes pursuant to Section 1.4(d)(1) or (2) on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e) Redemption for Tax Reasons. If the Issuer has or will become obliged to pay Additional Amounts with respect to the Notes pursuant to Section 2.5 of this Twenty-First Supplemental Indenture as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after September 26, 2025, and the Issuer determines that such obligation cannot be avoided by the use of reasonable measures then available to the Issuer, the Issuer may, at its option, at any time, having given not less than 10 nor more than 60 days’ prior written notice to Holders of the Notes, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, on the Notes to, but not including, the Redemption Date.

(f) Payment of Notes Called for Redemption by the Issuer.

(1) If notice of redemption has been given at least 10 days but not more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed as otherwise provided in Article Eleven of the Base Indenture (as amended by this Twenty-First Supplemental Indenture), the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds irrevocably deposited with it sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the date of the deposit, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes being redeemed shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On surrender of such Notes at the place of payment specified in such notice, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2) The Notes will not be convertible or exchangeable for any other security or property.

(g) Additional Issues. The Issuer may, from time to time, without the consent of or notice to the Holders of the Notes, create and issue further notes having the same terms and conditions as the Notes in all respects, except for the issue date and, to the extent applicable, the issue price, the payment of interest accruing prior to the issue date and the first Interest Payment Date. Additional notes issued in this manner shall be consolidated with, and shall form a single series with, the previously outstanding Notes; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

(h) Listing of Notes. The Issuer may, from time to time, list the Notes on the New York Stock Exchange or another national securities exchange.

Section 1.5 Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a) The Issuer shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Common Depository or its nominee and shall be held by the Common Depository or its nominee as custodian for the Depository.

(b) Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Common Depository or its nominee, as applicable, shall be treated by the Issuer, the Guarantor, any future guarantor or the Trustee and any agent of the Issuer, the Guarantor, any future guarantor or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantor, any future guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Issuer hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1 Limitations on Incurrence of Debt.

(a) Aggregate Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and any other Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Debt and the application of the proceeds from such Debt and such other Debt on a pro forma basis, the aggregate principal amount of the Issuer’s Debt would exceed 65% of the sum of the following (without duplication): (1) the Issuer’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(b) Secured Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such Secured Debt and any other Secured Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt and such other Secured Debt on a pro forma basis, the aggregate principal amount of the Issuer’s Secured Debt would exceed 50% of the sum of the following (without duplication): (1) the Issuer’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Secured Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(c) Debt Service Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Adjusted EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets since such Reporting Date, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for the entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof.

(d) Maintenance of Total Unencumbered Assets. As of each Reporting Date, the Issuer’s Unencumbered Assets will not be less than 125% of the Issuer’s Unsecured Debt.

Section 2.2 Guarantee. The payment of principal, interest and all other obligations when due on the Notes is hereby fully and unconditionally guaranteed by the Guarantor on a senior unsecured basis, as set out in Article Sixteen of the Base Indenture.

Section 2.3 Covenant Defeasance and Waiver of Covenant. The covenants set forth in Section 2.1 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

Section 2.4 Merger, Consolidation or Sale. The Issuer or the Guarantor may consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of their respective property and assets to, any other entity, provided that:

(a) the Issuer or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the Issuer or the Guarantor, as the case may be) formed by or resulting from such consolidation or merger or which shall have received such sale, assignment, conveyance, transfer or lease of property and assets shall be an entity domiciled in the United States of America, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture (1) in the case of the Issuer, payment of the principal of and interest on all of the Notes, or in the case of the Guarantor, all obligations of the Guarantor under the guarantee, and (2) in each case, the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(b) immediately after giving effect to the transaction and treating the Pro Rata Share of any indebtedness which becomes the obligation of the Issuer or the Guarantor, as the case may be, or the obligation of a Subsidiary or any of its unconsolidated joint ventures as a result thereof and is not repaid substantially concurrently with the transaction as having been incurred by the Issuer or the Guarantor, as the case may be, or that Subsidiary or that unconsolidated joint venture at the time of the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(c) an Officer’s Certificate and Opinion of Counsel covering these conditions is delivered to the Trustee.

Section 2.5 Payment of Additional Amounts. All payments, including payments of principal, Make-Whole Amount, if any, and interest, made in respect of the Notes will be made free and clear of, and without withholding or deduction (including such deductions and withholdings applicable to Additional Amounts) for, or on account of, any present or future tax, duty, assessment or other governmental charge of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or the official interpretation or administration thereof. The Issuer shall, subject to the exceptions and limitations set forth below, pay as Additional Amounts to a Holder that is a United States Alien such amounts as may be necessary so that every net payment made in respect of such Note after deduction or withholding for, or on account of, any present or future tax, duty, assessment or other governmental charge of whatever nature imposed, levied or collected as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable; provided, however, that the Issuer will not be required to make any payment of Additional Amounts for or on account of:

(a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights hereunder) between such Holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such Holder, if such Holder is an estate or a trust, or a member or shareholder of such Holder, if such Holder is a partnership or corporation) and the United States, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business in the United States or having or having had a permanent establishment therein, or (2) the presentation by the Holder of the Note for payment more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders of the Notes, whichever occurs later;

(b) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(c) any tax, assessment or other governmental charge that would not have been imposed but for such Holder’s past or present status as a controlled foreign corporation, passive foreign investment company (including a qualified electing fund) or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;

(d) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a Note;

(e) any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from any payment on a Note, if such payment can be made without such deduction or withholding by any other paying agent;

(f) any tax, assessment or other governmental charge that would not have been imposed but for the Holder’s failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge imposed by reason of the Holder (1) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (2) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code or (3) being a controlled foreign corporation with respect to the United States that is related to the Issuer by actual or constructive stock ownership;

(h) any tax, assessment or other governmental charge that is imposed on a payment pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (FATCA), any Treasury regulations and official interpretations thereof, and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor shall such Additional Amounts be paid with respect to any payment on a Note to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note.

For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having power over, such Holder if such Holder is an estate, a trust, a partnership or a corporation) and the United States.

Whenever in the Indenture (including the Notes) there is referenced, in any context, the payment of amounts based on the payment of principal of, or premium, if any, or interest on, the Notes, or any other amount payable thereunder or with respect thereto, such reference will be deemed to include the payment of Additional Amounts as described under this Section 2.5 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Additional Amounts as defined above shall constitute “Additional Amounts” for purposes of the Base Indenture.

ARTICLE THREE

TRUSTEE AND AGENTS

Section 3.1 Agents. U.S Bank Europe DAC, UK Branch, shall be the initial Paying Agent for the Notes and for the purposes of Section 1002 of the Base Indenture. The Issuer may subsequently appoint a different or additional Paying Agent for the Notes and for the purposes of Section 1002 of the Base Indenture. U.S. Bank Trust Company, National Association shall be the initial Registrar for the Notes. Upon notice to the Trustee, the Issuer may subsequently appoint a different or additional Registrar and Transfer Agent for the Notes. Following receipt of a notice of resignation from the Paying Agent, Registrar or Transfer Agent (collectively, the “Agents”), the Issuer shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Holders of the Notes in accordance with the Indenture. If any Agent shall resign or be removed, the Issuer shall promptly and in any event within 30 days appoint a successor. If the Issuer fails to appoint a successor within such period, the applicable Agent may select a leading bank approved by the Issuer to act as Paying Agent, Registrar or Transfer Agent hereunder, as applicable, and the Issuer shall appoint that bank as the successor registrar for the Notes and for the purposes of Section 1002 of the Base Indenture.

Section 3.2 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-First Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

Section 3.3 Preferential Collection of Claims. If the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Issuer (or any such other obligor). The Trustee is permitted to engage in other transactions with the Issuer and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 3.4 Calculation with Respect to the Notes. The Issuer shall be responsible for making all calculations required under this Twenty-First Supplemental Indenture or with respect to the Notes. The Issuer will make such calculations in good faith and, absent manifest error, the Issuer’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Issuer shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Issuer’s calculations without independent verification. The Trustee shall forward the Issuer’s calculations to any Holder of the Notes upon request of the Issuer.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1 Ratification of Base Indenture. This Twenty-First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Twenty-First Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Twenty-First Supplemental Indenture and the Base Indenture, the language of this Twenty-First Supplemental Indenture shall control.

Section 4.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.3 Successors and Assigns. All covenants and agreements in this Twenty-First Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 4.4 Separability Clause. In case any one or more of the provisions contained in this Twenty-First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5 Governing Law. The Base Indenture and this Twenty-First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Twenty-First Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Twenty-First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.6 Counterparts. This Twenty-First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. This Twenty-First Supplemental Indenture (or any document executed in connection with this Twenty-First Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

For the avoidance of doubt, the Trustee shall authenticate the Notes by manual signature and the Issuer shall execute the Notes by manual signature.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-First Supplemental Indenture to be duly executed all as of the day and year first above written.

PUBLIC STORAGE OPERATING COMPANY
as Issuer

By:	/s/ H. Thomas Boyle
	Name:	H. Thomas Boyle
	Title:	Senior Vice President and Chief Financial and Investment Officer

PUBLIC STORAGE
as Guarantor

By:	/s/ H. Thomas Boyle
	Name:	H. Thomas Boyle
	Title:	Senior Vice President and Chief Financial and Investment Officer

[Signature Page to Twenty-First Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature Page to Twenty-First Supplemental Indenture]

EXHIBIT A

Form of 3.500% Senior Note due 2034

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE TWENTY-FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV (“EUROCLEAR”) OR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM” AND TOGETHER WITH EUROCLEAR, EACH A “DEPOSITORY”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITORY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF U.S. BANK EUROPE DAC, AS COMMON DEPOSITORY FOR EUROCLEAR AND CLEARSTREAM (THE “COMMON DEPOSITORY”) (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITORY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITORY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

PUBLIC STORAGE OPERATING COMPANY

3.500% SENIOR NOTE DUE 2034

No. [•]

Common Code: 319224904

ISIN No.: XS3192249046

CUSIP No.: 74464AAE1

€ [•]

Public Storage Operating Company, a Maryland real estate investment trust (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [USB Nominees (UK) Limited, as nominee for the Common Depository on behalf of Euroclear or Clearstream]*, or its registered assigns, the principal sum of [•] EURO (€ [•]), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on January 20, 2034 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in euro, subject to Section 1.4(b)(2) of the Twenty-First Supplemental Indenture, and to pay interest, annually on January 20 of each year, commencing January 20, 2026 on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 3.500%, from the immediately preceding interest payment date to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from October 3, 2025 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

*	Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: __________, _____

PUBLIC STORAGE OPERATING COMPANY
as Issuer

By:
Name:
Title:

PUBLIC STORAGE
as Guarantor

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: __________, _____

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

PUBLIC STORAGE OPERATING COMPANY

3.500% SENIOR NOTE DUE 2034

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 3.500% Senior Notes due 2034 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of September 18, 2017, as supplemented by the Sixteenth Supplemental Indenture, dated as of August 14, 2023 (herein called the “Base Indenture”), among the Issuer, Public Storage, a Maryland real estate investment trust (the “Guarantor”), and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”), as further supplemented by the Twenty-First Supplemental Indenture dated as of October 3, 2025 (herein called the “Twenty-First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Guarantor and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Sections 1.4(d) and (e) of the Twenty-First Supplemental Indenture and Article Eleven of Base Indenture.

Prior to the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(x) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed assuming that the Notes being redeemed matured on the Par Call Date (not including any portion of any payments of interest accrued to the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 15 basis points; and

(y) 100% of the principal amount of the Notes to be redeemed,

plus, in each case, accrued and unpaid interest on such Notes to, but not including, the Redemption Date.

On or after the Par Call Date, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date. The Issuer shall not redeem the Notes pursuant to Section 1.4(d)(1) or (2) of the Twenty-First Supplemental Indenture on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

All payments, including payments of principal, Make-Whole Amount, if any, and interest, made in respect of the Notes will be made free and clear of, and without withholding or deduction (including such deductions and withholdings applicable to Additional Amounts) for, or on account of, any present or future tax, duty, assessment or other governmental charge of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or the official interpretation or administration thereof. The Issuer will pay as additional amounts (“Additional Amounts”) to a Holder that is a United States Alien such amounts as may be necessary so that every net payment made in respect of such Note after deduction or withholding for, or on account of, any present or future tax, duty, assessment or other governmental charge of whatever nature imposed, levied or collected as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable; provided, however, that the Issuer will not be required to make any payment of Additional Amounts to the extent of an exception provided for in Section 2.5 of the Twenty-First Supplemental Indenture applies.

If the Issuer has or will become obliged to pay Additional Amounts with respect to the Notes pursuant to Section 2.5 of the Twenty-First Supplemental Indenture as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after September 26, 2025, and the Issuer determines that such obligation cannot be avoided by the use of reasonable measures then available to the Issuer, the Issuer may, at its option, at any time, having given not less than 10 nor more than 60 days’ prior written notice to Holders of the Notes, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, on the Notes to, but not including, the Redemption Date.

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer, the Guarantor and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or October 3, 2025 if no interest has been paid on the Notes), to but not including the next scheduled interest payment date (such payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association).

The Notes are issuable in fully registered form, without coupons, in minimum denominations of €100,000 principal amount and any multiple of €1,000 in excess thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer, the Guarantor or any future guarantor in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer, the Guarantor, any future guarantor or of any of the Issuer’s, the Guarantor’s or any future guarantor’s predecessors or successors, either directly or through the Issuer, the Guarantor or any future guarantor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________________________________

Your Signature: ________________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ___________________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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